UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

Registration Statement No 333-179990

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pageflex, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-3751691
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Nickerson Road Marlborough, MA	01752-4695
(Address of principal executive offices)	(Zip Code)

Marlborough Software Development Holdings Inc. Incentive Compensation Plan

(Full title of the plan)

James Dore

Executive Vice President and Chief Financial Officer

Pageflex, Inc.

500 Nickerson Road

Marlborough, MA 01752-4695

(Name and address of agent for service)

617-520-8400

(Telephone number, including area code, of agent for service)

COPIES TO:

Gregory L. White, Esq.

Seyfarth Shaw LLP

2 Seaport Lane, Suite 300

Boston, MA 02210-2080

phone: (617) 946-4853

Facsimile: (617) 790-6730

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

Pageflex, Inc., formerly known as Marlborough Software Development Holdings Inc. (the “Company”), is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-179990) (the “Registration Statement”) filed with the SEC on March 8, 2012, pursuant to which the Company registered 1,724,167 shares of the Company’s common stock, par value $0.01 per share, for issuance under the Marlborough Software Development Holdings Inc. Incentive Compensation Plan (the “Plan”).

On August 20, 2013, the Company and Pageflex Acquisitions Inc., a Delaware corporation (“Pageflex”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) and at a special meeting of the Company’s stockholders held in Marlborough, Massachusetts on December 6, 2013, the Company’s stockholders adopted the Merger Agreement by the required vote. On December 6, 2013, Pageflex merged with and into the Company, the separate corporate existence of Pageflex ceased and the Company became the surviving corporation of the merger (the “Merger”).

As a result of the Merger, any offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, Commonwealth of Massachusetts, on the 7th day of January 2014.

Pageflex, Inc.

By:	/s/ James Dore
Name:	James Dore
Title:	Executive Vice President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Pinhas Romik (Pinhas Romik)	Director, President and Chief Executive Officer (Principal Executive Officer)	January 7, 2014

/s/ James Dore (James Dore)	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 7, 2014

/s/ Roni Einav (Roni Einav)	Chairman of the Board, Director	January 7, 2014

/s/ Amos Kaminski (Amos Kaminski)	Director	January 7, 2014

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